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                                                                    Exhibit 99.2
                     Independent Accountants' Review Report
                     --------------------------------------

The Board of Directors and Shareholder
Household Finance Corporation:

We have reviewed the condensed consolidated balance sheet of Household Finance Corporation and subsidiaries as of June 30, 2002, and the related condensed consolidated statements of income for the three and six-month periods ended June 30, 2002 and cash flows for the six-month period ended June 30, 2002. These condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have not audited any consolidated financial statements of Household Finance Corporation and subsidiaries as of any date or for any period.


/S/ KPMG LLP


Chicago, Illinois
August 14, 2002